Exhibit 10.1

Published CUSIP Number:    [____]
Term Loan CUSIP Number:    [____]

____________________________________________________________________________________________

$500,000,000

TERM LOAN CREDIT AGREEMENT

dated as of December 27, 2018,

by and among

ENSTAR GROUP LIMITED
as Borrower

KENMARE HOLDINGS LTD.
ENSTAR (US ASIA-PAC) HOLDINGS LIMITED
and
ENSTAR HOLDINGS (US) LLC
as Guarantors

the Lenders referred to herein

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

WELLS FARGO SECURITIES, LLC
NATIONAL AUSTRALIA BANK LIMITED
and
SUNTRUST ROBINSON HUMPHREY, INC.
as Joint Lead Arrangers and Joint Bookrunners

NATIONAL AUSTRALIA BANK LIMITED
and
SUNTRUST BANK
as Co-Syndication Agents

____________________________________________________________________________________________

TABLE OF CONTENTS

i

EXHIBITS
Exhibit A	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Prepayment
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Assignment and Assumption
Exhibit G-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit G-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit G-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit G-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit H	-	Form of Guarantor Joinder Agreement

SCHEDULES
Schedule 1.1	-	Commitments
Schedule 7.1	-	Indebtedness
Schedule 7.2	-	Liens
Schedule 7.6	-	Investments

v

TERM LOAN CREDIT AGREEMENT, dated as of December 27, 2018, by and among ENSTAR GROUP LIMITED, an exempted company limited by shares and incorporated in Bermuda, as Borrower, KENMARE HOLDINGS LTD., an exempted company limited by shares and incorporated in Bermuda, ENSTAR (US ASIA-PAC) HOLDINGS LIMITED, a limited liability company incorporated in England and Wales, and ENSTAR HOLDINGS (US) LLC, a limited liability company formed in the State of Delaware, as Guarantors, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.
STATEMENT OF PURPOSE
The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Lenders have agreed to extend, a term loan facility to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:
“Acquisition SPV” means a direct or indirect Subsidiary of the Borrower other than a Loan Party, established or maintained for the purpose of making Investments that are not prohibited hereunder provided it has no other Indebtedness other than Acquisition SPV Indebtedness and/or Indebtedness owed to a member of the Group.
“Acquisition SPV Indebtedness” means Indebtedness incurred by an Acquisition SPV where the provider of the Indebtedness has no recourse against any member of the Group, other than to that Acquisition SPV and their respective assets.
“Administrative Agency Fee Letter” means the fee letter dated December 5, 2018 between the Borrower, the Administrative Agent and Wells Fargo Securities, LLC.
“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 9.6.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).
“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, in each case regardless of whether such other Person is existing as of the date hereof.
“Agent Parties” has the meaning specified in Section 11.1(e)(ii).
“Agreement” means this Term Loan Credit Agreement.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.
“Applicable Margin” means the corresponding percentages per annum determined by reference to the Credit Ratings applicable on such day as set forth below from one or both of S&P and Fitch:

Pricing Level	Credit Ratings	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	A- (or its equivalent) or higher	1.00%	0.00%
2	BBB+ (or its equivalent)	1.25%	0.25%
3	BBB (or its equivalent)	1.50%	0.50%
4	BBB- (or its equivalent)	1.75%	0.75%
5	BB+ (or its equivalent) or lower or unrated	2.00%	1.00%

Initially, commencing on the Closing Date the Applicable Margin shall be determined based upon Pricing Level 3. Notwithstanding anything herein to the contrary,
(a)    if only one of S&P and Fitch shall have in effect a Credit Rating, then the Pricing Level shall be determined by reference to the available Credit Rating from such Credit Rating Agency;
(b)    if both S&P and Fitch shall have in effect a Credit Rating, and such Credit Ratings differ by one level, then the Pricing Level for the highest of the two Credit Ratings shall apply (with the Credit Rating for Pricing Level 1 being the highest and the Credit Rating for Pricing Level 5 being the lowest); and
(c)    if both S&P and Fitch shall have in effect a Credit Rating, and there is a split in Credit Ratings of such Credit Rating Agencies of more than one level, then the Pricing Level that is one level above the lower of the two Credit Ratings shall apply.
Each change in the Applicable Margin resulting from a publicly announced change in the Credit Rating after the Closing Date shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of any such Credit Rating Agency shall change, or if any such Credit Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Credit Rating Agencies or shall select a replacement Credit Rating Agency and, pending the effectiveness of any such amendment or replacement, for purposes of determining the Applicable Margin the Credit Rating of the affected Credit Rating Agency shall be deemed to the Credit Rating of such Credit Rating Agency as most recently in effect prior to such change or cessation.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, National Australia Bank Limited, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC in their capacities as joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form of Exhibit F or any other form approved by the Administrative Agent.
“Attributable Indebtedness” means, as of any date of determination, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2017 and the related consolidated statements of income or operations, Shareholders' Equity and cash flows for such fiscal year of the Borrower and its Subsidiaries.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, and (c) LIBOR for an Interest Period of one month plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means any Term Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).
“Basel III” means:
(a)    the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;
(b)     the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and
(c)    any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Beneficiary” means each Arranger, the Administrative Agent, each Lender and each other holder of an Obligation.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda.
“Borrower Materials” has the meaning assigned thereto in Section 11.1(f).
“Bribery Act” has the meaning specified in Section 5.18(b).
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, London, England and Hamilton, Bermuda are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to

which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.
“Capitalized Lease” means each lease that has been or is required to be, in accordance with GAAP, recorded as a capitalized lease.
“Cash Equivalents” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from a Credit Rating Agency;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act, (ii) are rated AAA and Aaa (or equivalent rating) by at least two Credit Rating Agencies and (iii) have portfolio assets of at least $5,000,000,000.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, European Union or foreign regulatory authorities, in each case pursuant to Basel III and/or CRD IV, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than 50% of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.
“Commitment” means (a) as to any Lender, the obligation of such Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be increased, reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Lenders, the aggregate commitment of all Lenders to make such Term Loans. The aggregate Commitment with respect to the Initial Term Loan of all Lenders on the Closing Date shall be $500,000,000. The Term Loan Commitment of each Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.
“Commitment Letter” means that certain Commitment Letter dated as of December 5, 2018 between the Borrower, the Arrangers and certain Affiliates of the Arrangers.
“Communications” has the meaning specified in Section 11.1(e)(ii).
“Compliance Certificate” means a certificate of the chief financial officer, chief accounting officer, vice president of finance, controller, the treasurer or assistant treasurer of the Borrower or an officer of the Borrower with similar role and responsibility as those identified above substantially in the form attached as Exhibit E.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Financial Indebtedness” means, at any time, the aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any Indebtedness of members of the Group, excluding (i) any such obligations to any other member of the Group; (ii) Indebtedness incurred pursuant to any letter of credit or its equivalent in the ordinary course of business, but only in each case to the extent such letter of credit or equivalent is undrawn; (iii) Contingent Capital Instruments to the extent that such instruments would not in aggregate exceed 10% of Total Capital; and (iv) Hybrid Capital to the extent that such Hybrid Capital (A) does not in aggregate exceed 15% of Total Capital and (B) does not mature or is not mandatorily redeemable or subject to any mandatory repurchase requirement at any time on or prior to the date which is six months after the Maturity Date.
“Consolidated Net Worth” means, as of any date of determination, the aggregate of the Shareholders' Equity of the Borrower.
“Contingent Capital Instruments” means unconditional, committed capital instruments which are callable on demand, but excluding Hybrid Capital.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.
“CRD IV” means: (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) No 648/2012; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC.
“Credit Facility” means the term loan credit facility established pursuant to Article II.

“Credit Rating” means a rating as determined by a Credit Rating Agency of the Borrower’s non-credit-enhanced, senior unsecured long-term indebtedness.
“Credit Rating Agency” means an internationally recognized credit rating agency that evaluates the financial condition of issuers of debt instruments and then assigns a rating that reflects its assessment of the issuer’s ability to make debt payments.
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws in the United States or any other applicable jurisdiction from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means, subject to Section 3.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loans within two Business Days of the date such Term Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.13(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Disposition”, “Dispose” or “Disposed” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means any Equity Interest that, by its terms (or the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Equity Interests that are not Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for mandatory scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one days after the Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of a Loan Party or any Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the such Loan Party or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.9 (subject to such consents, if any, as may be required under Section 11.9).
“Environmental Laws” means any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions, including all common law, relating to pollution or the protection of health, safety or the environment or the release of any materials into the environment, including those related to Hazardous Materials, air emissions, discharges to waste or public systems and health and safety matters.
“Environmental Liability” means any liability or obligation, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly, resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, disposal or permitting or arranging for the disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a “substantial cessation of operations” with respect to a Pension Plan within the meaning of Section 4062(e) of ERISA (for which the exemption set forth in Section 4062(e)(3) of ERISA is not available); (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Pension Plan under, or the treatment of a Pension Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (h) the determination that any Pension Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the Borrower or any ERISA Affiliate pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Pension Plan that could result in the posting of bond or security under Section 436(f)(1) of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Event of Default” has the meaning specified in ARTICLE VIII.
“Exchange Act” means the Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Term Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Term Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.11(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCA” means the United Kingdom Financial Conduct Authority and any predecessor or successor body or bodies.
“FCPA” has the meaning specified in Section 5.18(b).
“FDIC” means the Federal Deposit Insurance Corporation.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letters” means (i) the Administrative Agency Fee Letter and (ii) the fee letters dated December 5, 2018 between the Borrower and each Arranger (other than Wells Fargo Securities, LLC).
“Financial Officer” means, as to any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person.
“Fitch” means Fitch Ratings Inc.

“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.
“Foreign Plan” means any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any Subsidiary with respect to employees employed outside the United States (other than any governmental arrangement).
“Fronting Arrangement” means an agreement or other arrangement by an Insurance Subsidiary pursuant to which an insurer or insurers agree to issue insurance policies at the request or on behalf of such Insurance Subsidiary and such Insurance Subsidiary assumes the obligations in respect thereof pursuant to a Reinsurance Agreement or otherwise.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to Section 1.3, generally accepted accounting principles in the United States, or as appropriate locally, as in effect as of the date of determination thereof.
“Governmental Authority” means the government of the United States, Bermuda, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Group” means the Borrower and each of its Subsidiaries from time to time.
“Group Enhanced Capital Resources” means the capital resources of the Group which are, pursuant to the Insurance Act 1978 of Bermuda, as amended (including any rules and regulations promulgated thereunder), eligible to satisfy the Group Enhanced Capital Requirement.
“Group Enhanced Capital Requirement” means the enhanced capital requirement applicable to the Group pursuant to the Insurance (Group Supervision) Rules 2011 of Bermuda, as implemented and applied in Bermuda, and taking into account of any transitional measures and any capital add on permitted or applied by the Bermuda Monetary Authority.
“Group Structure Chart” means the most recent group structure chart of the Group delivered to the Administrative Agent by the Borrower on or prior to the date of this Agreement.
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit in the ordinary course of business or (ii) obligations of any Insurance Subsidiary under Insurance Contracts, Reinsurance Agreements, Fronting Arrangements or Retrocession Agreements. The amount of any Guarantee made by any guarantor shall be deemed to be the lower of (A) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (B) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the Loan Parties in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Obligations” has the meaning specified in Section 10.1.
“Guarantor” means each of Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a limited liability company formed in the State of Delaware and any Person who has executed a Guarantor Joinder Agreement or comparable guaranty documentation, as the case may be, reasonably satisfactory to the Administrative Agent, pursuant to Section 6.15 of this Agreement.
“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement among the Borrower, each applicable Guarantor and the Administrative Agent substantially in the form set out at Exhibit H (and with such changes thereto as shall be necessary or appropriate as reasonably agreed to by the Administrative Agent and the Borrower).
“Guaranty” means the guaranty of each Guarantor set forth in Article X.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and other substances or wastes of any nature regulated under or with respect to which liability or standards of conduct are imposed pursuant to any Environmental Law.
“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
“Hybrid Capital” means any security that affords equity benefit to the issuer thereof (under the procedures and guidelines of S&P at the time of issuance of such security) by having ongoing payment requirements that are more flexible than interest payments associated with conventional indebtedness for borrowed money and by being contractually subordinated to such indebtedness.
“Increased Amount Date” has the meaning assigned thereto in Section 3.12(a).
“Incremental Lender” has the meaning assigned thereto in Section 3.12(c).
“Incremental Term Loan” has the meaning assigned thereto in Section 3.12(a).
“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 3.12(a).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;
(c)    receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(d)    net obligations of such Person under any Swap Contract;

(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    any counter-indemnity or reimbursement obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution except in respect of an underlying liability of an entity which is a member of the Group;
(g)    any amount of any liability under an advance or deferred purchase agreement if (1) one of the primary reasons behind entering into the agreement is to raise capital or (2) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply (excluding any trade accounts payable in the ordinary course of business);
(h)    any amount raised under any other transaction having the commercial effect of a borrowing;
(i)    all Attributable Indebtedness;
(j)    all obligations of such Person in respect of Disqualified Equity Interests, with the amount of Indebtedness represented by such Disqualified Equity Interests being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the "maximum fixed repurchase price" of any Disqualified Equity Interests that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interest as if such Disqualified Equity Interest were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Equity Interest, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Equity Interest); and
(k)    the amount of any liability in respect of any Guarantees for any items referred to at (a) to (j) above.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or other entity that provides for the limited liability of its owners) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness of any Person for purposes of clause (e) that is expressly made non-recourse or limited-recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate principal amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith. Indebtedness shall not include (A) current trade payables (including current payables under insurance contracts and current reinsurance payables) and accrued expenses, in each case arising in the ordinary course of business, (B) obligations of any Insurance Subsidiary under Policies, Reinsurance Agreements, Retrocession Agreements or Fronting Arrangements (including Guarantees of any such obligations) which are entered into in the ordinary course of business.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” has the meaning specified in Section 11.3(b).
“Information” has the meaning specified in Section 11.10.
“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Lenders pursuant to Section 2.1.
“Insurance Contract” means any insurance contract or policy issued by an Insurance Subsidiary that is not a Reinsurance Agreement, Fronting Arrangement or Retrocession Agreement.
“Insurance Subsidiary” means a member of the Group which is licensed by any Governmental Authority to engage in the insurance and/or reinsurance business.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date of such LIBOR Rate Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, or six months or, if agreed by all of the Lenders, twelve months thereafter, as specified in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided that: (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, (iii) no Interest Period shall extend beyond the Maturity Date, and (iv) there shall be no more than six (6) Interest Periods in effect at any time. For purposes hereof, the date of a LIBOR Rate Loan initially shall be the date on which such LIBOR Rate Loan is made and thereafter shall be the effective date of the most recent conversion or continuation of such LIBOR Rate Loan.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs Indebtedness of the type referred to in clause (h) of the definition of “Indebtedness” in respect of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in case by such Person with respect thereto.
“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lenders” means the Persons listed on Schedule 1.1 and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 3.12 other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption.
“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 3.12.
“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Term Loans.
“LIBOR” means, subject to the implementation of a Replacement Rate in accordance with Section 3.7(c),
(a)    for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and
(b)    for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.
Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.
Notwithstanding the foregoing, (x) in no event shall LIBOR (including, without limitation, any Replacement Rate with respect thereto) be less than 0% and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 3.7(c), in the event that a Replacement Rate with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Replacement Rate.
“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Term Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 3.1(a).
“Lien” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan Documents” means, collectively, this Agreement, each Term Loan Note, the Fee Letters, any Guarantor Joinder Agreement and each other document, instrument, certificate and agreement executed and delivered by the Loan Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent in connection with this Agreement or otherwise referred to herein or contemplated hereby.
“Loan Parties” means, collectively, the Borrower and the Guarantors.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Margin Stock” means margin stock within the meaning of Regulations T, U and X.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect on, the operations, business or financial condition of the Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect on (i) the ability of a Loan Party to perform its payment obligations under the Loan Documents, or (ii) the rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Documents.
“Material Subsidiary” means a Subsidiary of the Borrower that after the elimination of intercompany accounts, has total assets in excess of 10% of the consolidated total assets of the Borrower and its Subsidiaries based upon and as of the date of delivery of the most recent consolidated financial statements of the Borrower and its Subsidiaries furnished pursuant to Section 5.5(a) or Section 6.1, as applicable.

“Maturity Date” means the first to occur of (a) the third anniversary of the Closing Date, and (b) the date of acceleration of the Term Loans pursuant to Section 8.2.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate either currently or during the preceding five plan years, has made or been obligated to make contributions, or has any liability.
“Multiple Employer Plan” means a Plan with respect to which a Loan Party or any ERISA Affiliate is a contributing sponsor, and that has two or more contributing sponsors at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Net Worth” means, in relation to any member of the Group, at any time, the aggregate of the shareholders’ equity determined in accordance with GAAP of such Group member at such time.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.2 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notice of Borrowing” has the meaning assigned thereto in Section 2.2.
“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 3.2.
“Notice of Prepayment” has the meaning assigned thereto in Section 2.4.
“Obligations” means all principal of and interest (including interest and fees accruing after the filing of a petition or commencement of a case by or with respect to any Loan Party seeking relief under any applicable Debtor Relief Laws, whether or not the claim for such interest and fees is allowed in such proceeding) on the Term Loans (whether or not evidenced by any note) and all fees, expenses, indemnities, liabilities, financial accommodations, covenants, duties and other obligations owing, due or payable at any time by any Loan Party to the Administrative Agent, any Lender or any other Person entitled thereto, under this Agreement or any of the other Loan Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.
“OFAC” has the meaning specified in Section 5.18(a).

“Offer Period” has the meaning assigned thereto in Section 3.12(a).
“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Term Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.11(b)).

“Participant” has the meaning specified in Section 11.9(d).
“Participant Register” has the meaning specified in Section 11.9(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment in Full” or “Pay in Full” or “Paid in Full” means the payment in full in cash of all Obligations (or Guaranteed Obligations, as applicable) (other than indemnities and other contingent obligations not yet due and payable under any Loan Documents) and termination or expiration of all Commitments.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan, but excluding a Multiemployer Plan) that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of a Loan Party or any ERISA Affiliate, or any such plan to which a Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees or with respect to which the a Loan Party has any liability.
“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.
“Policies” means all insurance and annuity policies and contracts, guaranteed interest contracts, guaranteed investment contracts, and funding agreements, and similar undertakings or arrangements (including riders to any such policies or contracts, certificates issued with respect to life insurance or annuity contracts and any contracts issued in connection with retirement plans or arrangements) and assumption certificates issued or to be issued (or filed pending current review by applicable Governmental Authorities) by any Insurance Subsidiary and any coinsurance agreements entered into or to be entered into by any Insurance Subsidiary.
“PRA” means the United Kingdom Prudential Regulation Authority and any predecessor or successor body or bodies.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Private Act” means separate legislation enacted in Bermuda with the intention that such legislation apply specifically to any Loan Party (not being legislation of general public application), in whole or in part.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lenders” has the meaning specified in Section 11.1(f).
“Quarter Date” means each of March 31, June 30, September 30 and December 31.

“Ratable Share” means, with respect to any Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Lender’s Term Loans.
“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.
“Register” has the meaning specified in Section 11.9(c).
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement whereby any Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed or assets held by such Insurance Subsidiary under a policy or policies of insurance issued by such Insurance Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, attorneys-in-fact and representatives of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning specified in Section 9.6(b).
“Replacement Rate” has the meaning specified in Section 3.7(c).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Lenders” means, at any time, Lenders having Term Loan Exposures representing more than 50% of the Term Loan Exposures of all Lenders. The Term Loan Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Resignation Effective Date” has the meaning specified in Section 9.6(a).
“Responsible Officer” means (a) the chief executive officer, president, executive officer or a Financial Officer of a Loan Party, (b) solely for purposes of the delivery of incumbency certificates and certified Organizational Documents and resolutions pursuant to Section 4.1, any secretary or assistant secretary of a Loan Party and (c) solely for purposes of Notices of Borrowing or Notices of Prepayment given pursuant to ARTICLE II, any other officer or employee of a Loan Party so designated from time to time by one of the officers described in clause (a) in a notice to the Administrative Agent (together with evidence of the authority and capacity of each such Person to so act in form and substance satisfactory to the Administrative Agent). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to such Person’s shareholders, partners or members (or the equivalent Persons thereof).
“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

“Revolving Credit Facility” means that certain credit facility established pursuant to the Revolving Credit Facility Documents, and any refinancing or replacement thereof.
“Revolving Credit Facility Credit Agreement” means that certain Revolving Credit Agreement, dated as of August 16, 2018, among the Borrower, Kenmare Holdings Ltd., Enstar (US Asia-Pac) Holdings Limited and Enstar Holdings (US) LLC, the lenders party thereto, National Australia Bank Limited, as administrative agent, and the other parties party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Revolving Credit Facility Documents” means the Revolving Credit Facility Credit Agreement and any other documents entered into in connection therewith, including any promissory notes, fee letters, and any guarantor joinder agreements.
“S&P” means Standard & Poor’s Financial Services LLC.
“Sanctions” has the meaning specified in Section 5.18(a).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Borrower and its Subsidiaries as of such date determined in accordance with GAAP.
“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, as to any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Exposure” means, as to any Lender at any time, the unused Commitments and outstanding Term Loans of such Lender at such time.
“Term Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing the portion of the Term Loans made by such Lender, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.
“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.
“Total Capital” means, in respect of any date, the sum of (a) the Consolidated Financial Indebtedness on such date (excluding, to the extent otherwise included, all Hybrid Capital), (b) the Consolidated Net Worth on such date (excluding, to the extent otherwise included, all Hybrid Capital) and (c) the aggregate principal amount of all Hybrid Capital on such date.
“United States” and “U.S.” mean the United States of America.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.10(g).
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wholly-Owned” means, as to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (a) director’s qualifying shares and (b) shares issued to foreign nationals to the extent required by Applicable Law) are owned by such Person and/or by one or more Wholly-Owned Subsidiaries of such Person.
“Withholding Agent” means each Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means

“from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
Section 1.3    Accounting Terms; Changes in GAAP.
(a)    Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall be construed in conformity with GAAP. Financial statements and other information required to be delivered by any Loan Party to the Lenders pursuant to Section 6.1(a) and Section 6.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of any Loan Party and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded. For the avoidance of doubt, any obligations relating to a lease accounted for by any Loan Party as an operating lease under FASB ASC Topic 840 or under FASB ASC Topic 842 shall be accounted for as an operating lease and not as a Capitalized Lease.
(b)    Changes in GAAP. If a Loan Party notifies the Administrative Agent that such Loan Party requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Loan Parties that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
Section 1.4    Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.5    References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, ERISA, the Exchange Act, the PATRIOT Act, the UCC, the Investment Company Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
Section 1.6    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
Section 1.7    Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBOR”.
Section 1.8    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II
TERM LOAN FACILITY
Section 2.1    Initial Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment as of the Closing Date.
Section 2.2    Procedure for Advance of Term Loans.
(a)    Initial Term Loan. The Borrower shall give the Administrative Agent an irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) prior to 10:00 a.m. on the Closing Date requesting that the Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date, that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 3.8 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Not later than 11:00 a.m. on the Closing Date, each Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.
(b)    Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 3.12.
Section 2.3    Repayment of Term Loans. If not sooner paid, the Borrower shall repay the aggregate outstanding principal amount of the Term Loans in full, together with accrued interest thereon, on the Maturity Date.
Section 2.4    Prepayments of Term Loans. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery of an irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit C (a “Notice of Prepayment”) not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each. Each prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, as directed by the Borrower, to the outstanding principal of the Term Loans. Each repayment shall be accompanied by any amount, if any, required to be paid pursuant to Section 3.8 hereof. A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Term Loans with the proceeds of such refinancing or of any other incurrence of indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 3.8.
ARTICLE III
GENERAL LOAN PROVISIONS
Section 3.1    Interest.
(a)    Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Term Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2.

(b)    Default Rate. Subject to Section 8.3, (i) immediately upon the occurrence and during the continuance of an Event of Default under Section 8.1(g) or Section 8.1(h), or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request LIBOR Rate Loans, (B) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (C) all outstanding Base Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest and fees shall continue to accrue on the Obligations after the filing by or against any Loan Party of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
(c)    Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).
(d)    Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.
Section 3.2    Notice and Manner of Conversion or Continuation of Term Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Term Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Term Loan is to be effective specifying (A) the Term Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Term Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan; provided that if the Borrower wishes to request LIBOR Rate Loans having an Interest Period of twelve months in duration, such notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be continued as a LIBOR Rate Loan with an Interest Period of one month. Any such automatic continuation of a LIBOR Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

Section 3.3    Fees.
(a)    Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent for its own account the fees payable in the amounts and at the times agreed pursuant to the Administrative Agency Fee Letter or otherwise in writing between the Borrower and the Administrative Agent.
(b)    Other Fees. The Borrower agrees to pay to the Administrative Agent, the Arrangers and the Lenders party to this Agreement as of the Closing Date fees in the amounts and at the times agreed upon separately between the Borrower and the Administrative Agent, the Arrangers or the Lenders, as applicable, including pursuant to the Fee Letters.
Section 3.4    Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Term Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 8.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Ratable Share of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Section 3.8, Section 3.9, Section 3.10 or Section 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 3.13(a)(ii).
Section 3.5    Evidence of Indebtedness. The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive, absent error, of the amount of the Term Loans made by the Lenders to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Loan Note, which shall evidence such Lender’s Term Loans, in addition to such accounts or records. Each Lender may attach schedules to its Term Loan Notes and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.
Section 3.6    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Term Loans and accrued interest thereon or other such obligations (other than pursuant to Section 3.8, Section 3.9, Section 3.10 or Section 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them; provided that: (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Term Loans to any assignee or participant, other than to any Loan Party or any of their Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
Section 3.7    Changed Circumstances.
(a)    Circumstances Affecting LIBOR Rate Availability. Unless and until a Replacement Rate is implemented in accordance with clause (c) below, in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Term Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Term Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Term Loan to or continue any Term Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 3.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.
(b)    Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Term Loan to a LIBOR Rate Loan or continue any Term Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Term Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.
(c)    Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 3.7(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 3.7(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary, (ii) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the syndicated loan market in the applicable currency or (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 3.7(a)(i), (a)(ii), (c)(i), (c)(ii) or (c)(iii) occurs with respect to the Replacement Rate or (B) the Required Lenders (directly, or through the Administrative Agent) notify the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Term Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 3.7(c). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.2), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment (which such notice shall note with specificity the particular provisions of the amendment to which such Lender objects). To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).
(d)    Illegality. If, in any applicable jurisdiction, the Administrative Agent or any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Term Loan or (iii) make, maintain, fund or charge interest or fees with respect to any Term Loans, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to make, maintain, fund or charge interest or fees with respect to any such Term Loan shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Term Loans or other applicable Obligations on the last day of the Interest Period for each Term Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.
Section 3.8    Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Term Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow or continue a LIBOR Rate Loan or convert to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Ratable Share of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for error.
Section 3.9    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).
Section 3.10    Taxes.
(a)    Defined Terms. For purposes of this Section 3.10, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.10, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 3.10(g)(ii)(A), (ii)(B), and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.10 (including by the payment of additional amounts pursuant to this Section 3.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 3.11    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.9 or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, then such Lender shall (at the request of such Loan Party) use reasonable efforts to designate a different Lending Office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.9 or Section 3.10, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.9 or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.10, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.11(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.9 or Section 3.10) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.9;
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of any of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.8) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.9 or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter;
(iv)    such assignment does not conflict with Applicable Law; and
(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
(c)    Selection of Lending Office. Subject to Section 3.11(a), each Lender may make Term Loans to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Term Loans in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

Section 3.12    Incremental Term Loan.
(a)    At any time, the Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loans, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the Initial Term Loan (any such additional term loan, an “Incremental Term Loan”); provided that (1) the total aggregate initial principal amount (as of the date of incurrence thereof) of such requested Incremental Term Loan Commitments and Incremental Term Loans shall not exceed $150,000,000 and (2) the total aggregate amount for each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall not be less than a minimum principal amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall be open only for acceptance by the Lenders for a period of ten (10) Business Days from the date on which the Administrative Agent receives such notice (the “Offer Period”) and shall specify the proposed date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Term Loan Commitment shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent (or such later date as may be approved by the Administrative Agent).
(b)    The allocation of the Incremental Term Loan Commitments shall first be requested from the existing Lenders in the same proportion that the Term Loan Exposure held by each Lender bears to the aggregate Term Loan Exposures of all Lenders. Each existing Lender that is willing to provide all or part of such Incremental Term Loan Commitments shall confirm its commitment to do so by delivering an executed Incremental Term Loan Commitments confirmation notice to the Borrower and the Administrative Agent by no later than the last day of the Offer Period.
(c)    If, following receipt of the confirmations referred to in paragraph (b) above, there remains a portion of the Incremental Term Loan Commitments that the existing Lenders have not agreed to provide, the Borrower may, at its discretion, seek commitments from any other Eligible Assignee to provide all or part of the Incremental Term Loan Commitments shortfall, but no such Eligible Assignee shall be paid a fee in respect of its Incremental Term Loan Commitment at a rate that is higher than any fee paid to any existing Lender in connection with their Incremental Term Loan Commitments. Any existing Lender or other Person that is an Eligible Assignee that agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall be subject to the consent (in each case, not to be unreasonably withheld, conditioned or delayed) of the Administrative Agent. Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Term Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Term Loan Commitment or any portion thereof.
(d)    Any Incremental Term Loan Commitment shall become effective as of such Increased Amount Date; provided that each of the following conditions has been satisfied or waived as of such Increased Amount Date:
(i)    no Default or Event of Default shall exist on such Increased Amount Date immediately prior to or immediately after giving effect to (1) any Incremental Term Loan Commitment, (2) the making of any Incremental Term Loans pursuant thereto;
(ii)    the Administrative Agent and the Lenders shall have received from the Borrower a Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants set forth in Section 7.12, both immediately before and after giving effect to any Incremental Term Loan or Incremental Term Loan Commitment (and the application of proceeds of any Incremental Term Loan pursuant thereto), determined on a pro forma basis as if such transactions had occurred on the date of the financial statements most recently delivered pursuant to Section 6.1);
(iii)    each of the representations and warranties contained in Article V shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);
(iv)    the proceeds of any Incremental Term Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries, including investments and acquisitions permitted under this Agreement;

(v)    each Incremental Term Loan Commitment (and the Incremental Term Loans made thereunder) shall constitute Obligations of the Borrower and shall be guaranteed with the other Term Loans on a pari passu basis;
(vi)    all terms and conditions applicable to such Incremental Term Loan shall, except to the extent otherwise provided in this Section 3.12, be identical to the terms and conditions applicable to the Initial Term Loan (except that customary commitment fees may be payable in respect of any Incremental Term Loan Commitments which permit delayed draws), and the Incremental Term Loans shall be deemed to be Term Loans;
(vii)    such Incremental Term Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreements may, with the consent of the Borrower, the Administrative Agent and such Incremental Lenders (but without the need to obtain the consent of any other Lenders), effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effect the provisions of this Section 3.12); and
(viii)    the Borrower shall deliver or cause to be delivered any customary documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Term Loans and/or Incremental Term Loan Commitments and, if requested by the Administrative Agent and Incremental Lenders, legal opinions) as may be reasonably requested by Administrative Agent in connection with any such transaction.
(e)    On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be severally obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.
Section 3.13    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 11.2.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Term Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to any Term Loan under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Term Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Term Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Term Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Term Loans of such Defaulting Lender until such time as all Term Loans are held by the Lenders pro rata in accordance with their original Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Term Loans to be held pro rata by the Lenders in accordance with their original Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE IV
CONDITIONS OF CLOSING AND BORROWING
Section 4.1    Conditions to Closing and Initial Term Loan. The obligation of the Lenders to close this Agreement and to make the Initial Term Loan is subject to the satisfaction of each of the following conditions:
(a)    Executed Loan Documents. This Agreement and a Term Loan Note in favor of each Lender requesting a Term Loan Note, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.
(b)    Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:
(i)    Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that (A) all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects (except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true and correct in all respects); (B) after giving effect to the making of the Initial Term Loan, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2017, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (D)  each of the Loan Parties, as applicable, has satisfied each of the conditions set forth in Section 4.1 and Section 4.2 as of the Closing Date.
(ii)    Certificate of Secretary of each Loan Party. A certificate of a Responsible Officer of each Loan Party certifying as to the incumbency and genuineness of the signature of each officer of such Loan Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Loan Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Loan Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Loan Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.1(b)(iii).
(iii)    Certificates of Good Standing. Certificates as of a recent date of the good standing of each Loan Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv)    Opinions of Counsel. Opinions of counsel to the Loan Parties addressed to the Administrative Agent and the Lenders with respect to the Loan Parties, the Loan Documents and such other matters as the Administrative Agent shall reasonably request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).
(c)    Consents; Defaults.
(i)    Governmental and Third Party Approvals. The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents.
(ii)    No Injunction, Etc. No action, proceeding or investigation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby.
(d)    Payment at Closing. The Loan Parties shall have paid (i) to the Arrangers and the Administrative Agent, the fees required under the Fee Letters to be paid on the Closing Date, in the amounts due and payable on the Closing Date as required by the terms thereof, (ii) to the Administrative Agent, the initial payment of the annual administrative fee described in the Administrative Agency Fee Letter, and (iii) all other fees and reasonable expenses of the Arrangers, the Administrative Agent and the Lenders required hereunder or under any other Loan Document to be paid on or prior to the Closing Date (including reasonable and documented fees and expenses of counsel) in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby.
(e)    Miscellaneous.
(i)    Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Term Loans made on or after the Closing Date are to be disbursed.
(ii)    PATRIOT Act, etc. The Loan Parties shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations.
(iii)    Beneficial Ownership Certification. Any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered a Beneficial Ownership Certification in relation to such Loan Party.
(iv)    Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
Without limiting the generality of the provisions of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
Section 4.2    Conditions to all Term Loans. The obligations of the Lenders to make any Term Loans (including the Initial Term Loan and any Incremental Term Loans) are subject to the satisfaction of each of the following conditions precedent on the relevant borrowing date:
(a)    Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).
(b)    No Existing Default. No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to such Term Loan or after giving effect to the Term Loans to be made on such date.
(c)    Notices. The Administrative Agent shall have received a Notice of Borrowing from the Borrower as required hereunder.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES
To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Term Loans, the Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders both immediately before and immediately after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 4.2, that:
Section 5.1    Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except, in each case referred to in clause (a) (other than with respect to each Loan Party), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.2    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which it is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any material Contractual Obligation to which any Loan Party is a party or affecting any Loan Party or the properties of any Loan Party or any Subsidiary of a Loan Party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or any Subsidiary of a Loan Party or its property is subject or (c) violate any Law.
Section 5.3    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.
Section 5.4    Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.
Section 5.5    Financial Statements; No Material Adverse Effect.
(a)    Financial Statements. The Audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related consolidated statements of income or operations, Shareholders' Equity and cash flows for the fiscal quarter ended on September 30, 2018 were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject to the absence of notes and to normal year-end audit adjustments.
(b)    No Material Adverse Change. Since the date of the Audited Financial Statements, there has been no event or circumstance that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
Section 5.6    Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of any Loan Party, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Subsidiary of a Loan Party or against any of their properties or revenues that (a) if adversely determined, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.
Section 5.7    No Material Adverse Effect; No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 5.8    Property.
(a)    Ownership of Properties. Each Loan Party and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    Intellectual Property. Each Loan Party and its Subsidiaries owns, licenses or possesses the right to use all of the trademarks, tradenames, service marks, trade names, copyrights, patents, franchises, licenses and other intellectual property rights that are necessary for the operation of their respective businesses, as currently conducted, business, and the use thereof by each Loan Party and its Subsidiaries does not conflict with the rights of any other Person, except to the extent that such failure to own, license or possess or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The conduct of the business of each Loan Party or any of its Subsidiaries as currently conducted or as contemplated to be conducted does not infringe upon or violate any rights held by any other Person, except to the extent that such infringements and violations, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of any Loan Party, threatened that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
Section 5.9    Taxes.
(a)    Each Loan Party and its Subsidiaries have filed all federal, state and other tax returns and reports required to be filed, and have paid all federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (i) Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or (ii) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(b)    Each Loan Party is resident for Tax purposes only in the country of its incorporation.
Section 5.10    Disclosure.
(a)    Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which that Loan Party or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).
(b)    As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
Section 5.11    Compliance with Laws. Each of the Loan Parties and its Subsidiaries is in compliance with the requirements of all Laws (including Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to so comply, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.12    ERISA Compliance.
(a)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state Laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS, or the Plan is covered by an opinion issued to a pre-approved plan document sponsor, and, to the knowledge of any Loan Party, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the knowledge of any Loan Party, threatened or contemplated claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(c)    No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan that, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
(d)    The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by an amount that would have a Material Adverse Effect.
(e)    To the extent applicable, each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except to the extent that the failure so to comply could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the Borrower or its Subsidiaries, as applicable, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by a material amount, and for each Foreign Plan that is not funded, the obligations of such Foreign Plan are properly accrued.

Section 5.13    Environmental Matters. Except with respect to any matters that, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (a) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (b) knows of any basis for any permit, license or other approval required under any Environmental Law to be revoked, canceled, limited, terminated, modified, appealed or otherwise challenged, (c) has or could reasonably be expected to become subject to any Environmental Liability, (d) has received notice of any claim, complaint, proceeding, investigation or inquiry with respect to any Environmental Liability (and no such claim, complaint, proceeding, investigation or inquiry is pending or, to the knowledge of the Borrower, is threatened or contemplated) or (e) knows of any facts, events or circumstances that could give rise to any basis for any Environmental Liability of the Borrower or any of its Subsidiaries.
Section 5.14    Margin Regulations. No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Term Loan hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Term Loan, not more than 25% of the value of the assets (either of the Borrower only or of the Group on a consolidated basis) will be Margin Stock.
Section 5.15    Net Worth. On the date of this Agreement, the Consolidated Net Worth of the Borrower is not less than the amount required under Section 7.12(a).
Section 5.16    Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act.
Section 5.17    Center of Main Interests and Establishments. In relation to each Loan Party incorporated in a member state of the European Union, for the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), its center of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no "establishment" (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.
Section 5.18    Sanctions; Anti-Corruption.
(a)    None of the Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of the Borrower or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, the Bermuda Monetary Authority, the Australian government or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, Crimea, Cuba, Iran, North Korea and Syria).
(b)    The Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Bribery Act 2010 of the United Kingdom, the Foreign Corrupt Practices Act of 1977 and the PATRIOT Act, each as amended, and the rules and regulations thereunder (the “FCPA”, the “Bribery Act” and the PATRIOT Act respectively) and any other applicable anticorruption and anti-money laundering law. None of the Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are under investigation by any Governmental Authority for an alleged breach of Sanctions, the Bribery Act, the FCPA, the PATRIOT Act or any other applicable anti-corruption or anti-money laundering law. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to promote and achieve continued compliance with applicable Sanctions, the Bribery Act, the FCPA, the PATRIOT Act and any other applicable anti-corruption and anti-money laundering laws.
Section 5.19    Solvency. Each Loan Party is Solvent.
Section 5.20    Group Structure Chart. As of the date stated in the Group Structure Chart, the Group Structure Chart is true complete and accurate in all material respects.
Section 5.21    Ownership. Each of the Guarantors is a direct or indirect Wholly-Owned Subsidiary of the Borrower.

Section 5.22    EEA Financial Institution. No Loan Party is an EEA Financial Institution.
ARTICLE VI
AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and all Obligations shall have been paid in full, each Loan Party covenants and agrees with the Lenders that:
Section 6.1    Financial Statements. The Borrower will procure that each Loan Party furnish to the Administrative Agent for distribution to each Lender:
(a)    as soon as available, and in any event within 120 days (or 75 days in respect of the Borrower) after the end of each of its fiscal years (or, if earlier, 5 days after the date required to be filed with the SEC) (commencing with the fiscal year ended December 31, 2018), (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income or operations, Shareholders' Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of independent public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards (and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition, results of operations, Shareholders' Equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) the management prepared financial statements of each Loan Party other than the Borrower as at the end of such fiscal year and the related statements of income or operations, shareholders' equity and cash flows for such fiscal year of such Loan Party setting forth in each case in comparative form the figures for the previous fiscal year, to the effect that such management prepared financial statements present fairly in all material respects the financial condition, results of operations, shareholders' equity and cash flows of such Loan Party in accordance with GAAP consistently applied;
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if earlier, 5 days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended March 31, 2019):
(i)    a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, Shareholders' Equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes; and
(ii)    management prepared financial statements of each Loan Party other than the Borrower as at the end of such fiscal quarter, the related statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of such Loan Party's fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Financial Officer of such Loan Party as fairly presenting in all material respects the financial condition, results of operations, shareholders' equity and cash flows of such Loan Party in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes; and
(c)    as soon as it is available, but in any event within 120 days after the end of each fiscal year of the Borrower, an actuarial report of the Group (on a consolidated basis) on the sufficiency of its consolidated loss and loss adjustment expense reserves, which report shall be prepared by the Group's duly qualified internal team of actuaries.
Section 6.2    Certificates; Other Information. The Borrower will deliver to the Administrative Agent for distribution to each Lender:

(a)    concurrently with the delivery of the financial statements referred to in Section 6.1(a) and Section 6.1(b), a duly completed certificate signed by a Responsible Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.12 and (iii) setting forth a calculation of the guarantor coverage ratio set forth in Section 6.15;
(b)    promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower or any Subsidiary may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;
(c)    promptly after the furnishing thereof, copies of any material request or notice received by the Borrower or any Subsidiary, or any statement or report furnished by the Borrower or any Subsidiary to any holder of debt securities of the Borrower or any Subsidiary, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto;
(d)    promptly after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other similar inquiry by such agency regarding financial or other operational results of the Borrower or any Subsidiary thereof; and
(e)    promptly following any request therefor, (i) such other information regarding the operations, business or financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request; or (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Bribery Act, the FCPA, the PATRIOT Act or other applicable anti-money laundering laws.
Documents required to be delivered pursuant to Section 6.1(a), Section 6.1(b) or Section 6.2(b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.
Section 6.3    Notices. The Borrower will promptly notify the Administrative Agent and each Lender of:
(a)    the occurrence of any Default;
(b)    the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof, including pursuant to any applicable Environmental Laws, that could reasonably be expected to be adversely determined, and, if so determined, could reasonably be expected to have a Material Adverse Effect;
(c)    the occurrence of any ERISA Event that, either individually or together with any other ERISA Events, could reasonably be expected to have a Material Adverse Effect;
(d)     notice of any action arising under any Environmental Law or of any noncompliance by any Loan Party or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(e)    any material change in accounting or financial reporting practices by any Loan Party;
(f)    any change in the Credit Ratings from a Credit Rating Agency, or the placement by a Credit Rating Agency of any Loan Party on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications, or the cessation by a Credit Rating Agency of, or its intent to cease, rating any Loan Party’s debt; and

(g)    any matter or development that has had or could reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the relevant Loan Party setting forth the details of the occurrence requiring such notice and stating what action the relevant Loan Party has taken and proposes to take with respect thereto.
Section 6.4    Preservation of Existence, Etc. Each Loan Party will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.3 or Section 7.4; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
Section 6.5    Maintenance of Properties. Each Loan Party will, and will cause each of its Subsidiaries to, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition (ordinary wear and tear excepted) and (b) make all necessary repairs thereto and renewals and replacements thereof
Section 6.6    Maintenance of Insurance. Each Loan Party will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the relevant Loan Party and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.
Section 6.7    Payment of Obligations. Each Loan Party will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the relevant Loan Party or such Subsidiary, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.8    Compliance with Laws. Each Loan Party will, and will cause each of its Subsidiaries to, comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.9    Environmental Matters. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, (a) comply with all Environmental Laws, (b) obtain, maintain in full force and effect and comply with any permits, licenses or approvals required for the facilities or operations of such Loan Party or any of its Subsidiaries, and (c) conduct and complete any investigation, study, sampling or testing, and undertake any corrective, cleanup, removal, response, remedial or other action necessary to identify, report, remove and clean up all Hazardous Materials present or released at, on, in, under or from any of the facilities or real properties of such Loan Party or any of its Subsidiaries.
Section 6.10    Books and Records. Each Loan Party will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.
Section 6.11    Inspection Rights. Each Loan Party will, and will cause each of its Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of such Loan Party and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that, other than with respect to such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Lender may exercise rights under this Section 6.11 and (b) the Administrative Agent shall not exercise such rights more often than two times during any calendar year; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing under this Section at the expense of such Loan Party and at any time during normal business hours and without advance notice.
Section 6.12    Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Term Loans for general corporate purposes of the Group, including investments and acquisitions permitted under this Agreement, not in contravention of any Law or of any Loan Document.
Section 6.13    Sanctions; Anti-Corruption Laws. Each Loan Party will maintain in effect policies and procedures designed to promote compliance by such Loan Party, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the Bribery Act, the FCPA and any other applicable anti-corruption and anti-money laundering laws.
Section 6.14    Bermuda Solvency Coverage Ratio. The Borrower shall ensure at all times that the Group Enhanced Capital Resources exceed 100 percent of the Group Enhanced Capital Requirement.
Section 6.15    Guarantors. The Borrower shall ensure at all times after the Closing Date that Guarantors with positive Net Worth shall have an aggregate Net Worth (excluding the Borrower and calculated quarterly on a consolidated basis) of not less than 80% of Consolidated Net Worth of the Borrower. This covenant shall be tested quarterly at the end of each fiscal quarter. If, based on the financial statements most recently delivered pursuant to Section 6.1(a) or Section 6.1(b) the aggregate Net Worth of Guarantors with positive Net Worth (excluding the Borrower and calculated quarterly on a consolidated basis) is not at least 80% of the Consolidated Net Worth of Borrower, then within 30 days of delivery of such financial statements the Borrower shall either (a) take such action as it deems appropriate to increase the Net Worth of the Guarantors so that the foregoing requirement is satisfied or (b) cause such other members of the Group to become Guarantors such that the foregoing requirement is satisfied, and in each case deliver evidence of such compliance to the Administrative Agent. Subject to compliance with any client identification or know-your-customer requirements the Administrative Agent or the Lenders may have, the Borrower may request that any of its Wholly-Owned Subsidiaries become a Guarantor hereunder by delivering an executed counterpart of a Guarantor Joinder Agreement or comparable guaranty documentation reasonably satisfactory to the Administrative Agent within ten (10) Business Days of becoming aware of that the test set out in this Section 6.15 is not or will not be met (or such longer time period agreed to by the Administrative Agent in its reasonable discretion) (it being understood that such Guarantor Joinder Agreement or comparable guaranty documentation shall be accompanied by documentation with respect thereto substantially consistent with the documentation delivered pursuant to Section 4.1(b)(ii)-(iii)). If requested by the Administrative Agent, the Administrative Agent shall receive an opinion or opinions of counsel for the Borrower in form and substance reasonably satisfactory to the Administrative Agent in respect of matters reasonably requested by the Administrative Agent relating to any such Guarantor Joinder Agreement or comparable guaranty documentation delivered pursuant to this Section 6.15, dated as of the date of such Guarantor Joinder Agreement or comparable guaranty documentation.
ARTICLE VII
NEGATIVE COVENANTS
Until the Commitments have expired or been terminated and all Obligations have been paid in full, each Loan Party covenants and agrees with the Lenders that:
Section 7.1    Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness outstanding on the date hereof and listed on Schedule 7.1 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)    Guarantees: (i) of any Loan Party or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of such Loan Party or any Wholly-Owned Subsidiary; (ii) given in respect of netting or set-off arrangements permitted pursuant to Section 7.2(m); (iii) given by the Borrower in the ordinary course of its insurance business excluding, for the avoidance of doubt, any Guarantee of Indebtedness which Indebtedness is not otherwise permitted under this Section 7.1; and (iv) not otherwise permitted hereunder made in the ordinary course of business in an aggregate amount not exceeding $100,000,000, provided that no new Guarantees of Indebtedness will be permitted at any time after the occurrence of a Default which is continuing, other than Guarantees of Indebtedness provided in the ordinary course of trading by members of the Group which are not Loan Parties;
(d)    obligations (contingent or otherwise) of a Loan Party or any Subsidiary existing or arising under any Swap Contract entered into in compliance with Section 7.17:
(e)    Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness (i) exists at the time such Person becomes a Subsidiary and is not created or increased or has its maturity date extended (other than by the waiver of any applicable change of control provision) in contemplation of, or in connection with, or since such Person becoming a Subsidiary and (ii) remains outstanding for a period of no more than six months following that acquisition;
(f)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(g)    Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business;
(h)    Acquisition SPV Indebtedness in an aggregate principal amount not exceeding 25% of Consolidated Net Worth at any time outstanding;
(i)    Indebtedness incurred pursuant to any letter of credit or its equivalent in the ordinary course of business;
(j)    other Indebtedness of any member of the Group that is not a Loan Party in an aggregate principal amount for all such Indebtedness under this paragraph (j) not exceeding 5% of Consolidated Net Worth at any time outstanding;
(k)    the Revolving Credit Facility; and
(l)    other Indebtedness of a Loan Party that would not cause a breach of Section 7.12 and which is unsecured and ranks pari passu with, or is subordinated to, any rights or claims of the Lenders under any of the Loan Documents.
Section 7.2    Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens existing on the date hereof and listed on Schedule 7.2 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.1(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.1(b);
(b)    Liens for Taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
(d)    pledges or deposits in the ordinary course of business in connection with (i) workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) public utility services provided to a Loan Party or a Subsidiary;
(e)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)    easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of a Loan Party and its Subsidiaries;
(g)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(j);
(h)    any Lien existing on any property or asset prior to the acquisition thereof by a Loan Party or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of, in connection with or since such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof and (iv) such Lien is removed or discharged within six months of such acquisition or such Person becoming a Subsidiary except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such extension, renewal, or replacement;
(i)    Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) that are customary in the banking industry;
(j)    any interest or title of a lessor, sublessor, licensor or sublicensor under leases or licenses permitted by this Agreement that are entered into in the ordinary course of business;
(k)    leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not (i) interfere in any material respect with the ordinary conduct of the business of the Borrower and its Subsidiaries, or (ii) secure any Indebtedness;
(l)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(m)    any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group but only so long as (A) such arrangement does not permit credit balances of Loan Parties to be netted or set-off against debit balances of members of the Group which are not Loan Parties and (B) such arrangement does not give rise to other Lien over the assets of Loan Parties in support of liabilities of members of the Group which are not Loan Parties;
(n)     Liens provided by an Acquisition SPV to the provider of any credit facilities constituting Acquisition SPV Indebtedness over all or part of the assets of that Acquisition SPV or any limited recourse Liens provided by any Holding Company of an Acquisition SPV over all or part of the Equity Interests or other ownership interests held in that Acquisition SPV;
(o)    Liens created by a member of the Group in support of a letter of credit or its equivalent in the ordinary course of business of the relevant member of the Group;

(p)    Liens arising by virtue of trust arrangements, withheld balances, administrative accounts, or any other collateral or security arrangements incurred in connection with any Policies, Reinsurance Agreements or related agreements in the ordinary course of business or capital support agreements or any other agreements by the Loan Parties in support of the capital of any Insurance Subsidiary, or guarantees or any other agreements by the Loan Parties guaranteeing the obligations of any Insurance Subsidiary under any Policies or Reinsurance Agreements in each case entered into in the ordinary course of business; and
(q)    Liens securing Indebtedness and other obligations in an aggregate amount not exceeding 2.5% of Consolidated Net Worth at any time outstanding.
Section 7.3    Fundamental Changes. No Loan Party will, nor will it permit any Subsidiary to, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge with (i) a Loan Party, provided that a Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries (other than a Loan Party), provided that when any Wholly-Owned Subsidiary is merging with another Subsidiary, a Wholly-Owned Subsidiary shall be the continuing or surviving Person;
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Loan Party or to another Subsidiary; provided that if the transferor in such a transaction is a Wholly-Owned Subsidiary, then the transferee shall either be a Loan Party or another Wholly-Owned Subsidiary and if the transferor is a Loan Party, then the transferee shall be a Loan Party;
(c)    a Loan Party and its Subsidiaries may make Dispositions permitted by Section 7.4;
(d)    any Investment permitted by Section 7.6 may be structured as a merger, consolidation or amalgamation; and
(e)    any Subsidiary may dissolve, liquidate or wind up its affairs if it owns no material assets, engages in no business and otherwise has no activities other than activities related to the maintenance of its existence and good standing.
Section 7.4    Dispositions. No Loan Party will, and will not permit any Subsidiary to, make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions of inventory and Investments in the ordinary course of business (other than Equity Interests of Subsidiaries, lines of business, real property or intellectual property);
(c)    Dispositions of assets (other than Equity Interests of Subsidiaries, lines of business, real property or intellectual property) to the extent that such assets are exchanged for other assets comparable or superior as to type, value and quality;
(d)    Dispositions of property by (i) any Wholly-Owned Subsidiary (which is not itself a Loan Party) to a Loan Party or to another Wholly-Owned Subsidiary, (ii) any Subsidiary (which is not itself a Loan Party or a Wholly-Owned Subsidiary) to a Loan Party or to another Subsidiary or (iii) a Loan Party to another Loan Party or a Wholly-Owned Subsidiary;
(e)    Dispositions of property as a result of a casualty event involving such property or any Disposition of real property to a Governmental Authority as a result of a condemnation of such real property;
(f)    Dispositions of assets (other than cash) to an Acquisition SPV;
(g)    Dispositions permitted by Section 7.3;

(h)    Dispositions of intellectual property rights that are no longer used or useful in the business of a Loan Party and its Subsidiaries;
(i)    Restricted Payments permitted by Section 7.5 and Investments permitted by Section 7.6;
(j)    Dispositions of all or part of any Investments acquired after the date of this Agreement provided that such disposal is completed within 180 days of that acquisition;
(k)    Dispositions of assets by a Loan Party and its Subsidiaries, including Insurance Subsidiaries, in connection with an Insurance Contract, Reinsurance Agreement or any related agreement, in each case in the ordinary course of business; and
(l)    Dispositions by a Loan Party and its Subsidiaries not otherwise permitted under this Section; provided that the aggregate book value of all property Disposed of pursuant to this clause (l) in any fiscal year shall not exceed 2.5% of Consolidated Net Worth of the Borrower.
Section 7.5    Restricted Payments. Borrower will not declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)    the Borrower may declare and make dividend payments or other distributions payable solely in Equity Interests of the Borrower;
(b)    the Borrower may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new common Equity Interests;
(c)    the Borrower may (i) declare or pay cash dividends to its shareholders and (ii) purchase, redeem or otherwise acquire for cash its Equity Interests if no Default or Event of Default exists either before or after giving effect thereto; and
(d)    the Borrower may pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests or the exercise of stock options.
Section 7.6    Investments. No Loan Party will, and will not permit any Subsidiary to, make any Investments, except:
(a)    Investments held by a Loan Party or such Subsidiary in the form of Cash Equivalents;
(b)    (i) Investments in Subsidiaries in existence on the Closing Date, and (ii) other Investments in existence on the Closing Date and identified on Schedule 7.6, and any refinancing, refunding, renewal or extension of any such Investment that does not increase the amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension;
(c)    Investments of any Loan Party in any Subsidiary and Investments of any Subsidiary in any Loan Party or in another Subsidiary;
(d)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e)    Investments consisting of the indorsement by any Loan Party or any Subsidiary of negotiable instruments payable to such Person for deposit or collection in the ordinary course of business;
(f)    to the extent constituting an Investment, transactions otherwise permitted by Section 7.1, Section 7.3, and Section 7.5;

(g)    any acquisition (A) by a member of the Group other than a Loan Party of a company, entity, business or undertaking (or in each case, any interest in any of them) or (B) by a Loan Party of a company or entity (or in each case any interest in any of them), in each case:
(i)    which either (y) holds (or after giving effect to the transaction or series of transactions contemplated therewith, will hold) more than 50 percent of its assets in or generates more than 50 percent of its revenues from the insurance, reinsurance, asset management or insurance broking sectors or (z) for which the majority of the liabilities of the company, entity, business or undertaking consists of direct exposure from legacy operations to claims in lines of business in the Group's portfolio of existing non-life run-off liabilities; and
(ii)    whose gross assets would represent in aggregate less than 25 percent of the pro forma consolidated total assets (in each case determined in accordance with GAAP) of the Group immediately following such acquisition, provided, that, (1) for any such acquisition by a member of the Group other than a Loan Party, such acquisition may be effected by (x) acquisition of all or a portion of the Equity Interests (y) subject to compliance with Section 7.3, by way of a merger or (z) an acquisition of new business effected through a portfolio transfer or reinsurance transaction, and (2) for any such acquisition by a Loan Party, such acquisition may be effected by acquisition of all or a portion of the Equity Interests of such company or entity.
(h)    the incorporation or formation of a company as a Subsidiary;
(i)    any acquisition by a member of the Group of an Equity Interest from another member of the Group to the extent that the disposal of such Equity Interest is not otherwise restricted by Section 7.4;
(j)    Investments in accordance with the investment policy of the Borrower and its Subsidiaries as approved by the board of directors (or a committee thereof) of the Borrower from time to time; and
(k)    Investments not otherwise permitted under this Section; provided that the aggregate fair value of all Investments pursuant to this clause (k) in any fiscal year shall not exceed 2.5% of the Consolidated Net Worth of the Borrower.
Section 7.7    Transactions with Affiliates. Each Loan Party will not, and will not permit any Subsidiary to, enter into any transaction of any kind with any Affiliate of a Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to such Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Loan Parties and any of their Wholly-Owned Subsidiaries or between and among any Wholly-Owned Subsidiaries, (b) Restricted Payments permitted by Section 7.5 and (c) Investments permitted by Section 7.6(b), (c) or (d).
Section 7.8    Certain Restrictive Agreements. Except for limitations imposed by the Loan Documents and the Revolving Credit Facility Documents or pursuant to any applicable laws, rules or regulations of any Governmental Authority or other insurance regulatory body, each Loan Party will not, and will not permit any Subsidiary to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that, directly or indirectly, limits the ability of (a) any Subsidiary to make Restricted Payments to a Loan Party or to otherwise transfer property to a Loan Party, (b) any Subsidiary to Guarantee Indebtedness of a Loan Party or (c) a Loan Party or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person to secure the Obligations; provided that this clause (c) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.1 solely to the extent that any such negative pledge relates to the property financed by or the subject of such Indebtedness; provided, further, that this clause (c) shall not prohibit any provision in a joint venture agreement limiting Liens on equity interests in such joint venture so long as (i) such provision applies only to such joint venture and the equity interests in such joint venture, and (ii) with respect to any joint venture subject to such a covenant limiting Liens on the equity interests in such joint venture and entered into by a Loan Party or Subsidiary after August 16, 2018 (a “Prospective JV”), (1) the aggregate amount of Investments in such Prospective JV by the Loan Parties and Subsidiaries after August 16, 2018 does not exceed 10.0% of the Consolidated Net Worth of the Borrower, and (2) the aggregate amount of Investments in all Prospective JVs by the Loan Parties and Subsidiaries does not exceed 20.0% of the Consolidated Net Worth of the Borrower (it being understood and agreed that (x) clause (1) above shall be tested each time a Loan Party or Subsidiary makes an Investment in a Prospective JV after August 16, 2018 on a pro forma basis after giving effect to such Investment, (y) clause (2) above shall be tested each time a Loan Party or Subsidiary makes an Investment in a Prospective JV after August 16, 2018 on a pro forma basis after giving effect to such Investment, and (z) the amount of any Investment in a Prospective JV will be determined immediately following the most recent Investment in such joint venture by any Loan Party or Subsidiary and shall equal the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment and net of any dividends, distributions or other returns of capital or repayments of principal received in respect of such Investment or the proceeds of any Dispositions received in respect of such Investment. For purposes of the foregoing, any joint venture separately named in a writing delivered by the Borrower to the Administrative Agent shall not be deemed to be a Prospective JV upon the written consent of the Required Lenders.
Section 7.9    Changes in Fiscal Periods. Each Loan Party will not permit the last day of its fiscal year to end on a day other than December 31 or change any Loan Party’s method of determining its fiscal quarters.
Section 7.10    Changes in Nature of Business. Each Loan Party will not, and will not permit any Subsidiary to, engage to any material extent in any business other than those businesses conducted by such Loan Party and its Subsidiaries on the date hereof or any business reasonably related or incidental thereto or representing a reasonable expansion thereof.
Section 7.11    Restriction on Use of Proceeds. The Borrower will not use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose.
Section 7.12    Financial Covenants.
(a)    Borrower Net Worth. The Consolidated Net Worth of the Borrower shall at all times not be less than the aggregate of:
(i)    $ 2,300,000,000; plus
(ii)    50.0% of the net income available for distribution to common shareholders of the Borrower at any time after August 16, 2018; plus
(iii)    50.0% of the proceeds of any common stock issuance of the Borrower made after August 16, 2018.
(b)    Gearing Ratio. The Consolidated Financial Indebtedness of the Borrower shall not at any time be more than 35.0% of the Total Capital.
(c)    The financial covenants in this Section 7.12 shall be in effect at all times but shall be tested on each Quarter Date commencing with the first Quarter Date after the Closing Date. The financial covenants set out in Section 7.12(a) and Section 7.12(b) shall be calculated in accordance with GAAP and, in each case, shall be tested first by reference to the quarterly consolidated balance sheet and related financial statements and, where available, by reference to the annual consolidated balance sheet and related financial statements (each delivered in accordance with Section 6.1(a) and Section 6.1(b)(i) respectively). No item shall be deducted or credited more than once in any such calculation. Where an amount in any financial statement is not denominated in Dollars, it shall be converted into Dollars at the rate specified in the financial statements so long as such rate has been set in accordance with GAAP.
Section 7.13    Sanctions; Anti-Corruption; Use of Proceeds. Each Loan Party will not, directly or indirectly, use the proceeds of the Term Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the Bribery Act, the FCPA or any other applicable anti-corruption law, or (b) (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as an Agent, an Arranger, a Lender, an underwriter, an advisor, an investor or otherwise).

Section 7.14    Bermuda Private Act. No Loan Party will become subject to a Private Act which, in the reasonable determination of the Administrative Agent, would be adverse in any material respect to the rights or interests of the Lenders.
Section 7.15    Share Capital. No Loan Party (other than the Borrower) will issue any Equity Interests except to another Loan Party.
Section 7.16    Amendments. No Loan Party shall amend its Organizational Documents in a way that could reasonably be expected to materially and adversely affect the interests of the Lenders.
Section 7.17    Swap Contracts. No Loan Party will enter into any Swap Contract for speculative purposes.
ARTICLE VIII
DEFAULT AND REMEDIES
Section 8.1    Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)    any Loan Party shall fail to pay any principal of any Term Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    any Loan Party shall fail to pay (i) any interest on any Term Loan, when the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days, or (ii) any fee or other amount due and payable under this Agreement or under any other Loan Document (other than an amount referred to in clause (a) of this Section 8.1), when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of a Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;
(d)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1, Section 6.2, Section 6.3(a), Section 6.4 (with respect to any Loan Party’s existence), Section 6.12, Section 6.13, Section 7.4 to Section 7.6 (inclusive) or Section 7.9 to Section 7.16 (inclusive);
(e)    any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section) and such failure shall continue unremedied for a period of 10 or more Business Days after the earlier of notice thereof by the Administrative Agent to the Borrower or a Loan Party becoming aware of the failure to comply;
(f)    any Loan Party or any Subsidiary shall fail to observe or perform any agreement or condition relating to any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount of more than $75,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such documents;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, rehabilitation, conservatorship, delinquency or other relief in respect of any Loan Party or any of its Material Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 45 or more days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    any Loan Party or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any of its Material Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(i)    any Loan Party or any of its Material Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    there is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $75,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
(k)    an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect;
(l)    a Change of Control shall occur or a Loan Party (other than the Borrower) ceases to be a Wholly-Owned Subsidiary of the Borrower;
(m)    the cessation, variation or imposition of limitations (for any reason) of any consent, authorization, license and/or exemption which is required to enable the Borrower or any Subsidiary to carry on its business, or the taking by any governmental, regulatory or other authority of any action in relation to the Borrower or any Subsidiary which is reasonably likely to have a Material Adverse Effect, save that no Event of Default under this Section 8.1(m) will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Administrative Agent giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply;
(n)    any fine, levy or sanctions are imposed upon any member of the Group by the Bermuda Monetary Authority, the PRA or the FCA or by any equivalent regulatory authority in any other jurisdiction or under the Financial Services and Markets Act 2000 of the United Kingdom or any equivalent legislation or regulation in any other jurisdiction which is reasonably likely to have a Material Adverse Effect;
(o)    the Guaranty or any other material provision of this Agreement or any other Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or Loan Party denies in writing that it has any or further liability or obligation under any Loan Document to which it is a party, or purports in writing to revoke, terminate or rescind any such Loan Document;
then, and in every such event (other than an event described in clause (g) or (h) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times:
(i)    terminate the Commitments, and thereupon the Commitments shall terminate immediately;

(ii)    declare the Term Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations of the Loan Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties; and/or
(iii)    exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents and Applicable Law;
provided that, in case of any event with respect to a Loan Party or a Material Subsidiary described in clause (g) or (h) of this Section, the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.
Section 8.2    Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 3.13, shall be applied by the Administrative Agent as follows:
(a)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees and disbursements and other charges of counsel payable under Section 11.3 and amounts payable under the Administrative Agency Fee Letter) payable to the Administrative Agent in its capacity as such;
(b)    second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable and documented fees and disbursements and other charges of counsel payable under Section 11.3) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;
(c)    third, to payment of that portion of the Obligations constituting accrued and interest on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (c) payable to them;
(d)    fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (d) payable to them;
(e)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and
(f)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Section 8.3    Rights and Remedies Cumulative; Non-Waiver; etc.
(a)    The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.1 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 11.4 (subject to the terms of Section 3.6), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 3.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.1    Appointment and Authority.
(a)    Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Section 9.6(b), the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party or other Person shall have any rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
Section 9.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.3    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their respective Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.1 and Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by a Loan Party or a Lender.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.4    Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.5    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub‑agents.
Section 9.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in New York, or an Affiliate of any such bank with an office in New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Loan Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Loan Parties and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 9.7    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.8    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
Section 9.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 3.3 and Section 11.3) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 3.3 and Section 11.3. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Arranger any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any Arranger or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Arranger in any such proceedings.
Section 9.10    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement,
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement, or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
ARTICLE X
GUARANTY
Section 10.1    Guaranty of the Obligations. The Guarantors hereby jointly and severally guarantee the due and punctual Payment in Full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 10.2    Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the Guaranteed Obligations. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 10.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.2.
Section 10.3    Payment by Guarantors. The Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), the Guarantors will immediately upon demand pay, or cause to be paid, in cash, to the Administrative Agent for distribution to the applicable Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
Section 10.4    Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than Payment in Full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
(a)    this Guaranty is a guaranty of payment when due and not of collectability;
(b)    this Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
(c)    this Guaranty may be enforced upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between any other Loan Party and any Beneficiary with respect to the existence of such Event of Default;
(d)    the obligations of each Guarantor hereunder are independent of the obligations of any other Loan Party of the obligations of any Loan Party, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any other Loan Party and whether or not such Loan Party is joined in any such action or actions;

(e)    payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if any Beneficiary is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
(f)    any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Loan Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and
(g)    this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) (the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any Loan Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
Section 10.5    Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against any other Loan Party or any other Person with respect to the Guaranteed Obligations, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of any Loan Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any other Loan Party including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any other Loan Party from any cause other than Payment in Full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e)(i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 10.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
Section 10.6    Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been Paid in Full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any other Loan Party or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any other Loan Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any other Loan Party, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been Paid in Full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 10.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any other Loan Party or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Loan Party, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and Paid in Full, such amount shall be held in trust for the Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
Section 10.7    Subordination of Other Obligations. Any Indebtedness of any Loan Party or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the Guaranteed Obligations.
Section 10.8    Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been Paid in Full and the Commitments terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
Section 10.9    Authority of Loan Parties. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Loan Party or the officers, directors or any agents acting or purporting to act on behalf of any of them.
Section 10.10    Financial Condition of Loan Parties. Any Term Loan may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of any Loan Party at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any Loan

Party. Each Guarantor has adequate means to obtain information from any Loan Party on a continuing basis concerning the financial condition of such Loan Party and its ability to perform its obligations under the Loan Documents and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each Loan Party and of all circumstances bearing upon the risk of non-payment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of any Loan Party now known or hereafter known by any Beneficiary.
Section 10.11    Bankruptcy, etc.
(a)    So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any other Loan Party. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of any other Loan Party or by any defense which any other Loan Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
(b)    Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any Loan Party or any of its Subsidiaries of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay any Beneficiary, or allow the claim of any Beneficiary in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
(c)    In the event that all or any portion of the Guaranteed Obligations are paid by any Loan Party or any of its Subsidiaries, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
Section 10.12    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the Guarantee in Section 10.1 constitutes an instrument for the payment of money, and consents and agrees that any Beneficiary, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion/action under New York CPLR Section 3213.
Section 10.13    General Limitation on Guarantee Obligations. In any action or proceeding involving any provincial, territorial or state corporate law, or any state or federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.1 would otherwise, taking into account the provisions of Section 10.2, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Beneficiary or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
ARTICLE XI
MISCELLANEOUS
Section 11.1    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or email as follows:
If to any Loan Party:

Windsor Place, 4th Floor
22 Queen Street,
Hamilton HM11, Bermuda
Attention of: Douglas Anthony
Telephone No.: 1 (441) 278-1466
E-mail: doug.anthony@enstargroup.com

With copies to:

One Logan Square, Suite 2000
Philadelphia, PA 19103
Attention of: Audrey Taranto
Telephone No.: 1 (727) 415-7995
E-mail: audrey.taranto@enstargroup.com

If to Wells Fargo as
Administrative Agent:

Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2703
Facsimile No.: (704) 715-0092

With copies to:

Wells Fargo Bank, National Association
One Wells Fargo Center, 11th Floor
301 South College Street
Charlotte, North Carolina 28202
Attention of: Will Goley
Telephone No.: (704) 410-0854
Facsimile No.: (704) 410-0331
E-mail: will.goley@wellsfargo.com

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II or III (other than notices and other communications sent by email) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or any Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications (other than notices and communications sent by email). Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Loan Parties and the Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made.
(d)    Change of Address, Etc. Each Loan Party and the Administrative Agent may change its address, facsimile number or email for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address, facsimile number or email for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.
(e)    Platform.
(i)    The Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on the Platform.
(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein that is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.
(f)    Public Information. The Loan Parties hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of that Loan Party hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” such Loan Party shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to such Loan Party or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 11.10); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders.
Section 11.2    Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:
(a)    increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.1) or increase the amount of Term Loans of any Lender, in any case, without the written consent of such Lender;
(b)    waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any Term Loan or (subject to clause (iii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Term Loan or to reduce any fee payable hereunder;
(d)    change Section 3.6 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;
(e)    change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;
(f)    consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.3), in each case, without the written consent of each Lender;
(g)    release any Guarantor from the Guaranty set forth in Article X without the written consent of each Lender; or
(h)    change this Section 11.2, without the written consent of each Lender;
provided further, that (i)  no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision, (iv) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 3.7(c) in accordance with the terms of Section 3.7(c) and (v) the Administrative Agent, the Borrower and the Incremental Lenders may, without the consent of any other Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to implement any Incremental Term Loan Commitment or otherwise effectuate the terms of Section 3.12 in accordance with the terms of Section 3.12. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Defaulting Lender may not be increased or extended, or the maturity of any of its Term Loans may not be extended, the rate of interest on any of its Term Loans may not be reduced and the principal amount of any of its Term Loans may not be forgiven, in each case without the consent of such Defaulting Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to amend and restate this Agreement if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement (and for the avoidance of doubt, such Lender will continue to have the rights that survive termination of this Agreement with respect to such Lender).
Section 11.3    Expenses; Indemnity.
(a)    Costs and Expenses. The Borrower and any other Loan Party, jointly and severally, shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement, the other Loan Documents, and the Commitment Letter or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of (A) counsel for the Administrative Agent, (B) a single primary counsel for the Lenders, (C) a single local counsel for the Lenders in each applicable jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (D) in the event of any actual or potential conflict of interest, one additional counsel for each group of affected Lenders similarly situated subject to such conflict along with an additional local counsel in each applicable jurisdiction) in connection with the enforcement or protection of its rights (x) in connection with this Agreement, the other Loan Documents and the Commitment Letter, including its rights under this Section, or (y) in connection with the Term Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Term Loans (and all such payments under this Section shall be made in no event later than ten (10) Business Days following written demand therefor).
(b)    Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) each Lender, each Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the Commitment Letter or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Term Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Subsidiary thereof or any Environmental Liability related in any way to any Loan Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Term Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (B) result from a claim brought by any Loan Party or any Subsidiary thereof against an Indemnitee for material breach in bad faith of such Indemnitee’s obligations hereunder or under any other

Loan Document, if such Loan Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (C) result from a claim not involving an act or omission of any Loan Party and that is brought by an Indemnitee against another Indemnitee (other than against an Arranger or the Administrative Agent in their capacities as such). This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 3.1. The Borrower shall indemnify and hold harmless each Lender in respect of any payment made by such Lender pursuant to this clause (c).
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto shall not assert, and hereby waives, any claim against any other party and its Affiliates on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Term Loans or the use of the proceeds thereof, provided, that nothing contained in this sentence shall limit any Loan Party’s indemnity obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which any Indemnitee is entitled to indemnification under Section 11.3(b).
(e)    Payments. All amounts due under this Section shall be payable promptly within ten (10) Business Days after demand therefor.
(f)    Electronic Communications. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(g)    Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.
Section 11.4    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or any of their respective Affiliates, irrespective of whether or not such Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 3.6 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 11.5    Governing Law; Jurisdiction, Etc.
(a)    Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.
(b)    Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
(c)    Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS ENSTAR (US) INC., WITH AN ADDRESS OF 150 2ND AVENUE, N, THIRD FLOOR, ST. PETERSBURG, FLORIDA 33701, AS ITS AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING. IF FOR ANY REASON SUCH AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH LOAN PARTY AGREES TO PROMPTLY DESIGNATE A NEW AGENT SATISFACTORY TO THE ADMINISTRATIVE AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING.
Section 11.6    Waiver of Jury Trial.
(a)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.7    Reversal of Payments. To the extent any Loan Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Lenders or to any Lender directly or the Administrative Agent or any Lender receives any payment or any Lender exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender severally agrees to pay to the Administrative Agent upon demand its applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent
Section 11.8    Injunctive Relief. Each Loan Party recognizes that, in the event such Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each Loan Party agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.
Section 11.9    Successors and Assigns; Participations.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Term Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or Commitment assigned;
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Term Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Term Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of, Section 3.7 Section 3.8, Section 3.9, Section 3.10 and Section 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or any Loan Party or any Loan Party’s Subsidiaries or Affiliates, which shall be null and void).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts (and stated interest) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by any Loan Party and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Term Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Loan Parties, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.3(c) with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 11.2(a), Section 11.2(b), Section 11.2(c), Section 11.2(d) that directly and adversely affects such Participant. The Loan Parties agree that each Participant shall be entitled to the benefits of Section 3.8, Section 3.9 and Section 3.10 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 3.10(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.11 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 3.9 or Section 3.10, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.11(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 3.6 and Section 11.4 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Term Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 11.10    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, subject with respect to such prospective assignee or any Participant or prospective Participant to such Person agreeing to be bound by an agreement containing provisions substantially the same as those of this Section, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, subject to an agreement containing provisions substantially the same as those of this Section, (iii) to an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund subject to an agreement containing provisions substantially the same as those of this Section, (iv) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund subject to an agreement containing provisions substantially the same as those of this Section, or (v) to a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Term Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund subject to an agreement containing provisions substantially the same as those of this Section, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the written consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to any Loan Party, (k) to the extent that such information is independently developed by such Person without reference to any Information, or (l) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 11.11    Performance of Duties. Each of the Loan Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Loan Party at its sole cost and expense.
Section 11.12    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.
Section 11.13    Survival.
(a)    All representations and warranties set forth in Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.
(b)    Notwithstanding any termination of this Agreement, the expense reimbursements and indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of Sections 3.8, 3.9, this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.
Section 11.14    Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.
Section 11.15    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).
Section 11.16    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 11.17    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full.

No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.
Section 11.18    USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies each Loan Party that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.
Section 11.19    Independent Effect of Covenants. Each Loan Party expressly acknowledges and agrees that each covenant contained in Article VI and Article VII hereof shall be given independent effect. Accordingly, no Loan Party shall engage in any transaction or other act otherwise permitted under any covenant contained in Article VI or Article VII, if before or after giving effect to such transaction or act, such Loan Party shall or would be in breach of any other covenant contained in Article VI or Article VII.
Section 11.20    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
(b)    Each Loan Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, any Arranger, any Loan Party, or any Affiliate of the foregoing.  Each Lender, Arranger and any Affiliate thereof may accept fees and other consideration from any Loan Party or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, any Arranger, any Loan Party or any Affiliate of the foregoing.
Section 11.21    Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control ; provided that any provision of the Loan Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

Section 11.22    Judgment Currency. The obligations of any Loan Party in respect of any sum due to the Lenders hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which such sum originally due to such party is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by such party of any sum adjudged to be so due in the judgment currency such party may in accordance with normal banking procedures purchase the original currency with the judgment currency. If the amount of the original currency so purchased is less than the sum originally due to such party in the original currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to such party to this Agreement, such party agrees to remit to such Loan Party the amount of such excess. This covenant shall survive the termination of this Agreement and payment of the Term Loans and all other amounts payable hereunder.
Section 11.23    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

ENSTAR GROUP LIMITED, as Borrower

By:      /s/ Guy Bowker
Name:     Guy Bowker
Title:    Chief Financial Officer

KENMARE HOLDINGS LTD., as Guarantor

By:      /s/ Duncan Scott
Name:     Duncan Scott
Title:     Director

ENSTAR (US ASIA-PAC) HOLDINGS LIMITED,
as Guarantor

By:      /s/ Clive Paul Thomas
Name:     Clive Paul Thomas
Title:    Director

ENSTAR HOLDINGS (US) LLC, as Guarantor

By:      /s/ Jennifer Miu
Name:     Jennifer Miu
Title:     Chief Financial Officer

ENSTAR (US) INC., as agent for service of process
By:      /s/ Jennifer Miu
Name:     Jennifer Miu
Title:     Chief Financial Officer

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:     /s/ William R. Goley
Name:     William R. Goley
Title:    Managing Director

NATIONAL AUSTRALIA BANK LIMITED, as Lender
(ABN 12 004 004 937)

By:     /s/ Bill Seabrook
Name:     Bill Seabrook
Title:    Director

SUNTRUST BANK, as Lender

By:      /s/ Doug Kennedy
Name:     Doug Kennedy
Title:    Director

HSBC BANK BERMUDA LIMITED, as Lender

By:      /s/ Louise Twiss West
Name:     Louise Twiss West
Title:    Head of Financial Institutions Group

HSBC BANK BERMUDA LIMITED, as Lender

By:      /s/ Neville Grant
Name:     Neville Grant
Title:    Head of Corporate Banking

JPMORGAN CHASE BANK, N.A., as Lender

By:      /s/ Hector J. Varona
Name:     Hector J. Varona
Title:    Executive Director

THE BANK OF NOVA SCOTIA, as Lender

By:      /s/ Kevin Chan
Name:     Kevin Chan
Title:    Director

BARCLAYS BANK PLC, as Lender

By:      /s/ Eoin Naughton
Name:     Eoin Naughton
Title:    Director

EXHIBIT A

FORM OF TERM LOAN NOTE

$__________                                         __________, 20___

FOR VALUE RECEIVED, the undersigned, Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the "Borrower"), promises to pay to _______________ (the "Lender"), at the place and times provided in the Credit Agreement referred to below, the principal sum of _______________ DOLLARS ($__________) or, if less, the unpaid principal amount of all Term Loans made by the Lender pursuant to that certain Term Loan Credit Agreement, dated as of December 27, 2018 (the "Credit Agreement") by and among the Borrower, Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as Guarantors, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 3.1 of the Credit Agreement. All payments of principal and interest on this Term Loan Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

A-1

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note under seal as of the day and year first above written.

ENSTAR GROUP LIMITED
By:
Name:
Title:

A-2

EXHIBIT B

FORM OF NOTICE OF BORROWING

Dated as of: _____________
Wells Fargo Bank, National Association,
as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section [2.2] [4.2] of the Term Loan Credit Agreement dated as of December 27, 2018 (the "Credit Agreement"), by and among, Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the "Borrower"), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as Guarantors, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby requests that the Lenders make [the Initial Term Loan][an Incremental Term Loan] to the Borrower in the aggregate principal amount of $___________. (Complete with an amount in accordance with Section 2.2 or Section 3.12, as applicable, of the Credit Agreement.)

2. The Borrower hereby requests that such Term Loan(s) be made on the following Business Day: _____________________. (Complete with a Business Day in accordance with Section 2.2(a) of the Credit Agreement for the Initial Term Loan and Section 3.12 of the Credit Agreement for an Incremental Term Loan).

3. The Borrower hereby requests that such Term Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan[1]	Interest Rate	Interest Period (LIBOR Rate only)	Period

[Base Rate or LIBOR Rate][2]

4. All of the conditions applicable to the Term Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Term Loan.

[Signature Page Follows]

_______________

1 Complete with the Dollar amount of that portion of the overall Loan requested that is to bear interest at the selected interest rate and/or Interest Period (e.g., for a $20,000,000 loan, $5,000,000 may be requested at Base Rate, $8,000,000 may be requested at LIBOR with an interest period of three months and $7,000,000 may be requested at LIBOR with an interest period of one month).
2 Complete with the Base Rate or the LIBOR Rate for the Initial Term Loan or any Incremental Term Loan.

B-1

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

ENSTAR GROUP LIMITED
By:
Name:
Title:

B-2

Exhibit C

FORM OF NOTICE OF PREPAYMENT

Dated as of: _____________

Wells Fargo Bank, National Association,
as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section 2.4 of the Term Loan Credit Agreement dated as of December 27, 2018 (the "Credit Agreement"), by and among Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the "Borrower"), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as Guarantors, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]: _______________. (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

2. The Borrower shall repay the above-referenced Term Loans on the following Business Day: _______________. (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

C-1

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

ENSTAR GROUP LIMITED
By:
Name:
Title:

C-2

Exhibit D

FORM OF NOTICE OF CONVERSION/CONTINUATION

Dated as of: _____________
Wells Fargo Bank, National Association,
as Administrative Agent
MAC D 1109-019
1525 West W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this "Notice") is delivered to you pursuant to Section 3.2 of the Term Loan Credit Agreement dated as of December 27, 2018 (the "Credit Agreement"), by and among Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the "Borrower"), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as Guarantors, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐    Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan
Outstanding principal balance:             $______________
Principal amount to be converted:         $______________
Requested effective date of conversion:         _______________
Requested new Interest Period:             _______________

☐    Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan
Outstanding principal balance:             $______________
Principal amount to be converted:         $______________
Last day of the current Interest Period:         _______________

Requested effective date of conversion:         _______________

☐    Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

Outstanding principal balance:             $______________
Principal amount to be continued:         $______________
Last day of the current Interest Period:         _______________
Requested effective date of continuation:     _______________
Requested new Interest Period:             _______________

[Signature Page Follows]

D-1

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

ENSTAR GROUP LIMITED
By:
Name:
Title:

D-2

Exhibit E

FORM OF COMPLIANCE CERTIFICATE

THIS CERTIFICATE is delivered pursuant to the Term Loan Credit Agreement, dated as of December 27, 2018 (the "Credit Agreement"), among Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the Borrower), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as Guarantors, the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement.

The undersigned hereby certifies that:

1. [He][She] is a duly elected _________________ of the Borrower.1
2. Accompanying this Certificate are copies of the financial statements as of _____________, and for the [quarter] [year] then ended, required to be delivered under Section [6.1(a)][6.1(b)] of the Credit Agreement. Such financial statements have been prepared in accordance with the requirements of Section [6.1(a)][6.1(b)].
3. The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.
4. The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default as of the date of this Certificate[, except as set forth below]

[Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default and the action that the Loan Parties have taken or propose to take with respect thereto.]

5. Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial covenants set forth in Section 7.12 of the Credit Agreement as of the last day of and for the period covered by the financial statements enclosed herewith.

_____________________

1 NTD: Credit Agreement requires signature of the chief financial officer, chief accounting officer, vice president of finance, controller, the treasurer or assistant treasurer of the Borrower.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the ___ day of _____________, 201_.

ENSTAR GROUP LIMITED

By: ___________________________________

Name: ___________________________________

Title:

ATTACHMENT A

COVENANT COMPLIANCE WORKSHEET

A.     Borrower Net Worth
(Section 7.12(a) of the Credit Agreement)

(1) The aggregate of the consolidated shareholders’ equity of the Borrower and its Subsidiaries determined in accordance with GAAP (Consolidated Net Worth) as of the date of determination:			$___________
(2) Minimum Amount
(a)	(i) Base Amount	$2,300,000,000
	(ii) Plus: 50% of the net income available for distribution to common shareholders of the Borrower at any time after August 16, 2018	$___________
	(iii) Plus: 50% of the proceeds of any common stock issuance of the Borrower made after August 16, 2018	$___________
(b)	Minimum Amount (Sum of Line (2)(a)(i), Line 2(a)(ii) and Line (2)(a)(iii))		$_________

B.     Gearing Ratio
(Section 7.12(b) of the Credit Agreement)

(1) Consolidated Financial Indebtedness of the Borrower as of the date of determination
(a)	Aggregate outstanding principal, capital or nominal amount (and any fixed or minimum premium payable on prepayment or redemption) of any Indebtedness of members of the Group	$___________
(b)	Less: Obligations to any other member of the Group (to the extent included in Line 1(a))	$___________
(c)
Less: Indebtedness incurred pursuant to any letter of credit or its equivalent in the ordinary course of business, but only in each case to the extent such letter of credit or equivalent is undrawn (to the extent included in Line 1(a))

$___________
(d)
Less: Unconditional, committed capital instruments which are callable on demand (excluding Hybrid Capital) to the extent that such instruments would not in aggregate exceed 10% of Total Capital (to the extent included in Line 1(a))

$___________

(e)
Less: any security that affords equity benefit to the issuer thereof (under the procedures and guidelines of S&P at the time of issuance of such security) by having ongoing payment requirements that are more flexible than interest payments associated with conventional indebtedness for borrowed money and by being contractually subordinated to such indebtedness (Hybrid Capital) to the extent that such Hybrid Capital (A) does not in aggregate exceed 15% of Total Capital and (B) does not mature or is not mandatorily redeemable or subject to any mandatory repurchase requirement at any time on or prior to the date which is six months after the Maturity Date (to the extent included in Line 1(a))

$___________
(g)	Line 1(a) minus Line 1(b) minus Line 1(c) minus Line 1(d) minus Line 1(e)		$___________

(2) Total Capital of the Borrower as of the date of determination
(a)	The Consolidated Financial Indebtedness of the Borrower (included above as line 1(g)) on such date (excluding, to the extent otherwise included, all Hybrid Capital)	$___________
(b)	Plus: The Consolidated Net Worth on such date (excluding, to the extent otherwise included, all Hybrid Capital)	$___________
(c)	Plus: The aggregate principal amount of all Hybrid Capital on such date	$___________
(d)	Line 2(a) plus Line 2(b) plus Line 2(c)		$___________

(3) Consolidated Financial Indebtedness to Total Capital as of the date of determination (divide Line 1(g) by Line 2(d))			___________

(4) Maximum Consolidated Financial Indebtedness to Total Capital as of the date of determination			0.35 : 1.0

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION (this "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the "Standard Terms and Conditions") are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the Assigned Interest). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.     Assignor:     ______________________________

2.     Assignee:     ______________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.     Borrower:     Enstar Group Limited

4.     Administrative Agent: Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement.

5.     Credit Agreement: Term Loan Credit Agreement, dated as of December 27, 2018 (as amended, modified, restated or supplemented from time to time, the "Credit Agreement"), among Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the "Borrower"), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as Guarantors, certain Lenders from time to time parties thereto (the "Lenders"), and Wells Fargo Bank, National Association, as Administrative Agent.

_______________________

1 Select as applicable.

6.     Assigned Interest:

Aggregate Amount of Commitment/Term Loans for all Lenders[2]	Amount of Commitment/Term Loans Assigned[3]	Percentage Assigned of Commitment/Term Loans[4]	CUSIP Number[5]
$	$	%
$	$	%
$	$	%

[7.     Trade Date:     ______________]6

8.     Effective Date:     ______________ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

_______________________

2 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
3 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
4Set forth, to at least 9 decimals, as a percentage of the Commitment/Term Loans of all Lenders thereunder.
5 Insert if applicable.
6 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By: _________________________________

Title: _________________________________

ASSIGNEE:

[NAME OF ASSIGNEE]

By: _________________________________

Title: _________________________________

[Consented to and]7 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: _________________________________

Title: _________________________________

[Consented to:]8

ENSTAR GROUP LIMITED

By: _________________________________

Title: _________________________________

_______________________

7 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
8 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

Term Loan Credit Agreement, dated as of December 27, 2018 (the "Credit Agreement"), among Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the "Borrower"), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as Guarantors, the Lenders from time to time parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Loan Parties, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Loan Parties, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of December 27, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the "Borrower"), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as guarantors (together with the Borrower, the "Loan Parties"), the lenders party thereto (the "Lenders") and Wells Fargo Bank, National Association, as agent (the "Agent").

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Term Loans (as well as any Term Loan Notes evidencing such Term Loans) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Loan Parties with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Loan Parties and the Agent, and (2) the undersigned shall have at all times furnished the Loan Parties and the Agent, to the extent it is legally able to do so, with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: _________________________
Name:
Title:

Date: ________ __, 20__

G-1-1

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of December 27, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the "Borrower"), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as, the lenders party thereto (the "Lenders") and Wells Fargo Bank, National Association, as agent (the "Agent").

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: ___________________________
Name:
Title:

Date: ________ __, 20__

G-2-1

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of December 27, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the "Borrower"), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as guarantors, the lenders party thereto (the "Lenders") and Wells Fargo Bank, National Association, as agent (the "Agent").

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By: ____________________
Name:
Title:
Date: ________ __, 20__

G-3-1

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of December 27, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among Enstar Group Limited, an exempted company limited by shares and incorporated in Bermuda (the Borrower), Kenmare Holdings Ltd., an exempted company limited by shares and incorporated in Bermuda, Enstar (US Asia-Pac) Holdings Limited, a limited liability company incorporated in England and Wales, and Enstar Holdings (US) LLC, a Delaware limited liability company, as guarantors (together with the Borrower, the "Loan Parties"), the lenders party thereto (the "Lenders") and Wells Fargo Bank, National Association, as agent (the "Agent").

Pursuant to the provisions of Section 3.10 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Term Loans (as well as any Term Loan Notes evidencing such Term Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Term Loans (as well as any Term Loan Notes evidencing such Term Loans), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Loan Parties with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Loan Parties and the Agent, and (2) the undersigned shall have at all times furnished the Loan Parties and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By: ________________________
Name:
Title:
Date: ________ __, 20__

G-4-1

EXHIBIT H

FORM OF GUARANTOR JOINDER AGREEMENT

GUARANTOR JOINDER AGREEMENT (this "Agreement"), dated as of _____________, among Enstar Group Limited (the "Borrower"), [Insert name of each New Guarantor], a [Insert jurisdiction and type of organization for each New Guarantor] (each, a "New Guarantor"), and Wells Fargo Bank, National Association, as administrative agent (the "Administrative Agent").

The Borrower, the existing Guarantors party thereto, the Lenders party thereto and the Administrative Agent are parties to a Term Loan Credit Agreement dated as of December 27, 2018 (as amended, supplemented and otherwise modified and in effect from time to time, the "Credit Agreement"). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Term Loans to the Borrower, and the Borrower is required to cause each New Guarantor to become a Guarantor under the Credit Agreement pursuant to the terms of Section 6.15 of the Credit Agreement. Upon execution of this Agreement by each of the Borrower, each New Guarantor and the Administrative Agent, (x) each New Guarantor shall be a party to the Credit Agreement and shall constitute a "Guarantor" for all purposes thereunder and under each other Loan Document with the same force and effect as if originally named in the Credit Agreement as a Guarantor, (y) each reference to the "Guarantors" or the "Loan Parties" in the Credit Agreement and in all other Loan Documents shall, from the date hereof, be deemed to include each New Guarantor and (z) each New Guarantor hereby agrees to be bound by all the obligations of a Guarantor under the Credit Agreement and all the other Loan Documents. Without limiting the generality of the foregoing, each New Guarantor hereby (i) makes and undertakes, as the case may be, each covenant, waiver, representation and warranty made by the other Guarantors pursuant to the Credit Agreement and any other Loan Document, each of which is hereby incorporated by reference, and agrees to be bound by all covenants, waivers, agreements and obligations of the other Guarantors pursuant to the Credit Agreement and any other Loan Document and (ii) represents and warrants that such New Guarantor has duly executed and delivered this Agreement and that this Agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

This Agreement shall constitute a "Loan Document" for all purposes under the Credit Agreement and the other Loan Documents. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns; provided that no New Guarantor may assign any of its rights, obligations or interest hereunder except as permitted by the Credit Agreement. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. This Agreement shall be construed and enforced in accordance with and governed by the law of the State of New York.

H-1

IN WITNESS WHEREOF, each New Guarantor and the Borrower have caused this Guarantor Joinder Agreement to be duly executed and delivered as of the day and year first above written.

NEW GUARANTORS:
[NAME OF NEW GUARANTOR]

By:
Name:
Title:

BORROWER:

ENSTAR GROUP LIMITED

By:
Name:
Title:

Accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

H-2

SCHEDULE 1.1 - COMMITMENTS

Lender	Term Loan Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$90,000,000.00	18.0%
National Australia Bank Limited	$90,000,000.00	18.0%
SunTrust Bank	$90,000,000.00	18.0%
HSBC Bank Bermuda Limited	$65,000,000.00	13.0%
JPMorgan Chase Bank, N.A.	$65,000,000.00	13.0%
The Bank of Nova Scotia	$65,000,000.00	13.0%
Barclays Bank Plc	$35,000,000.00	7.0%
Total	$500,000,000.00	100%

SCHEDULE 7.1 - INDEBTEDNESS

Borrower(s)	Guarantor(s)	Date	Description of Indebtedness
Enstar (EU) Limited	Enstar Group Limited	April 2, 2018	Lease relating to certain premises at One Creechurch Place, London

SCHEDULE 7.2 - LIENS

None.

SCHEDULE 7.6 - INVESTMENTS

Investing Entity	Date of Investment	Description of Investment
Cavello Bay Reinsurance Limited	June 14, 2018	$50.0 million indirect equity investment in Citco III Limited, a fund administrator with global operations.
* In addition to the above, Investments include all minority interests in subsidiaries depicted in the separately provided Group Structure Chart of Enstar Group Limited dated December 19, 2018.